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                              ECOMETRY CORPORATION
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SYNGISTIX TO ACQUIRE ECOMETRY; CUSTOMERS TO BENEFIT FROM NEW TECHNOLOGIES

ENGLEWOOD, Colo., Jan. 28 /PRNewswire/ -- Syngistix, Inc. and Ecometry Corporation (Nasdaq: ECOM - NEWS) announced today that Syngistix has entered into a definitive agreement to acquire Ecometry, a provider of integrated software solutions for multi-channel commerce, for $2.90 per share in cash. Syngistix, a supplier of supply chain management software, specializes in developing low- risk migration paths to NT/SQL and UNIX/Oracle platforms for users of enterprise applications that run on legacy hardware and software.

Ecometry's Board of Directors, acting on the recommendation of a committee of its independent directors, has accepted Syngistix's offer, subject to shareholder approval, pursuant to which Citrus Merger Corp, a wholly owned subsidiary of Syngistix, Inc., will purchase all of Ecometry's outstanding shares for $2.90 per share in cash. Ecometry's existing merger agreement with SG Merger Corp. previously announced on October 25, 2001 has been amended, but not terminated, in order to induce Syngistix to make the offer. If the merger agreement with Syngistix is terminated, the merger agreement between Ecometry and SG Merger Corp. would remain in effect.

Scotte Hudsmith, President and CEO of Syngistix, said: "We believe that this acquisition is good for the customers, employees and shareholders of both Syngistix and Ecometry. Syngistix has successfully helped customers running applications on legacy hardware and software to migrate to newer technologies. In addition, our existing products complement and expand the capabilities of Ecometry's software, and we are committed to providing the highest level of customer support."

John Marrah, President of Ecometry, said: "We believe this combination will allow both Ecometry and Syngistix to expand their market opportunities and accelerate their growth. Both of our management teams believe that our customers and our employees will benefit from this transaction."

Prior to consummation of this transaction, Ecometry will file a proxy statement with the United States Securities and Exchange Commission (SEC). Shareholders are urged to read the proxy statement when it becomes available to learn important information about the Ecometry and the proposed transaction. Shareholders will be able to obtain copies of these documents when they become available, along with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at HTTP://WWW.SEC.GOV. Shareholders can also obtain, free of charge, copies of the proxy statement when it becomes available, along with any documents Ecometry has filed with the SEC, by contacting Ecometry at (561) 265-2700. Ecometry and the Ecometry's directors may be deemed to be participants in the solicitation of Ecometry's shareholders in favor of the merger. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in Ecometry's proxy statement relating to its 2001 annual meeting of shareholders filed with the SEC on March 22, 2001.


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About Syngistix

Syngistix, Inc., the successor to a business founded in 1976 and headquartered in Englewood, CO, provides supply chain management software solutions for distribution enterprises. Syngistix specializes in providing low-risk migration paths from legacy systems to newer technologies. Its products include X!TE, an enterprise application suite focused on traditional distribution models and XPDT which focuses on the sell, source, ship distribution model. Customers include Georgia Pacific - UNISOURCE, Corporate Express and TruServ Canada. For more information, email INFO@SYNGISTIX.COM, or visit WWW.SYNGISTIX.COM

About Ecometry Corporation

Ecometry is a provider of multi-channel commerce solutions worldwide. The Ecometry family of products ensures customer satisfaction throughout the multi-channel shopping and buying experience. Its flagship product, Ecometry Retail Enterprise(R) is a customer-centric, high volume suite of business applications designed to completely automate front-end and back-end operations across multiple channels. It enables merchants to acquire, retain and manage customers, suppliers and partners from one centralized database. Headquartered in Delray Beach, Florida, Ecometry's client roster includes industry-leading retailers such as Nordstrom, Time Life, Brookstone, Zales, Hickory Farms, Levenger, Dexter, Nine West, Coldwater Creek, Hallmark, Urban Outfitters and Lego. For more information, visit WWW.ECOMETRY.COM

Safe Harbor

This press release contains forward-looking statements, express and implied, that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements concerning the anticipated benefits of the merger to Ecometry and Syngistix and their customers, employees and shareholders, the complementary nature of the companies' products, and the prospects of the combined company. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including the risk that the conditions to the merger, including without limitation the requirement to obtain shareholder approval of the merger and the requirement that Syngistix consummate its proposed financing, will not be satisfied and the merger will not be completed, and the other risk factors discussed in Ecometry's Annual Report on Form 10-K, filed on March 16, 2001, and Ecometry's other filings with the SEC.

Syngistix is a trademark of Syngistix, Inc. All other company and product names are trademarks of their respective owners.